Exhibit 10.65

NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD AGREEMENT
AMENDED AND RESTATED 2013 STOCK AWARD AND INCENTIVE PLAN

1.
Restricted Stock Units Award. Medtronic plc, an Irish public limited company (the “Company”), hereby awards to the individual named above Restricted Stock Units, in the number and on the Grant Date as each is set forth above. The Restricted Stock Units represent the right to receive ordinary shares of the Company, par value $0.0001 per share (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Unit Award Agreement (the “Agreement”) and in the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan (the “Plan”). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern.

2.	Vesting & Distribution.

a.
The Restricted Stock Units will vest 100% on the first anniversary of the Grant Date. The Company will issue to you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 3, below) as soon as practicable following the vesting date, but no later than six weeks following the vesting date.

b.
Notwithstanding Section 2(a), 100% of the Restricted Stock Units will vest on the Departure Date (defined below) and the Company will issue you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 3, below) as soon as practicable following the Departure Date, but no later than six weeks following the Departure Date. As used herein, “Departure Date” shall mean the date on which you incur a “separation from service” from the Company (within the meaning of Section 409A of the Code).

3.
Dividend Equivalents. You are entitled to receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. These dividend equivalents will be credited to you in the form of additional Restricted Stock Units. The additional Restricted Stock Units will be subject to the terms of this Agreement.

4.
Withhold Taxes. You are responsible for the Federal, State, and local taxes due upon distribution of the Shares. The Company will be responsible for withholding any Irish taxes that are due on the award at vesting.

5.
Limitation of Rights. Except as set forth in the Agreement, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of this Agreement. Further, you may not transfer or assign your rights under the Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of this Agreement.

6.	Agreement. You agree to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.
Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from the Administrator’s Internet website or HROC-Stock Administration’s intranet website. You may also request written copies by contacting HROC-Stock Administration at 763.514.1500.
HROC-Stock Administration
Medtronic plc
c/o Medtronic, Inc.
710 Medtronic Parkway NE MS LS195
Minneapolis, MN 55432-5604